HERON LAKE, MN - May 2, 2014 - Heron Lake BioEnergy, LLC (the "Company") announced today that it has given notice of its intention to redeem all of the outstanding 7.25% Subordinated Secured Notes due 2018 (the "Notes") pursuant to the "optional redemption" right in the indenture governing the Notes. A notice of redemption will be distributed to all registered holders of the Notes.

The notice of redemption provides that any Notes outstanding on July 1, 2014 will be redeemed in cash for 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. On and after the redemption date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the Notes will cease, except for the right to receive the redemption price.

In lieu of redemption, holders of the Notes may elect at any time prior to 5:00 p.m. Central time on June 20, 2014 to convert their Notes into capital units of the Company (either Class A or Class B units). The conversion rate is $0.30 per unit.

As of May 2, 2014, there was $4.143 million aggregate principal amount of the Notes outstanding. If all of the holders of the Notes called for redemption elect to convert their Notes, the Company will issue an additional 13,810,000 units in connection with the conversion of the Notes. To the extent holders of the Notes do not elect to convert their Notes called for redemption prior to the redemption date, the Company expects to use a combination of cash, cash equivalents and borrowings under its credit facilities to fund the redemption price.

Copies of the Officers Certificate and Notice of Redemption and additional information relating to the redemption and/or conversion of the Notes may be obtained from US Bank National Association, Attention: Heron Lake BioEnergy Administrator, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292.

This press release is for informational purposes only and does not constitute a notice of redemption of the Notes.

This release contains forward-looking statements. Forward-looking statements and projections can often be identified by the use of forward-looking words such as "expect," "may," "will," "could," "believe," "anticipate," "estimate," "continue," "plan," "intend," "project" or other similar expressions to identify such forward-looking statements.  Undue reliance should not be placed on such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update such forward-looking statements.  Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties.